Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE3
Payment Date	05/27/2003

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	104,690,311.99	22,874,735.62
Beginning PFA	0.00	0.00
Ending Pool Balance	96,041,713.60	20,447,902.39
Ending PFA Balance	-	-
Principal Collections	8,581,751.33	2,212,673.12
Principal Draws	-	-
Net Principal Collections	8,581,751.33	2,212,673.12
Active Loan Count	3,546	151

Interest Collections	932,491.73	403,964.45

Weighted Average Loan Rate	11.27000%	10.20960%
Weighted Average Net Loan Rate Both Groups	10.5839%
Substitution Adjustment Amount	0.00	0.00
	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0	1.440%
Class A-2	0.00	0.00	0.0000000	0.00	0.00	0.00	0	7.170%
Class A-3	0.00	0.00	0.0000000	0.00	0.00	0.00	0	7.360%
Class A-4	0.00	0.00	0.0000000	0.00	0.00	0.00	0	7.720%
Class A-5	36,651,992.98	27,846,836.17	0.5308811	8,805,156.81	221,744.56	0.00	0.0463	7.260%
Class A-6	0.00	0.00	0.0000000	0.00	0.00	0.00	0	1.450%
Class A-7	0.00	0.00	0.0000000	0.00	0.00	0.00	0	7.270%
Class A-8	16,690,913.62	14,420,638.82	0.8145413	2,270,274.80	108,490.94	0.00	0.024	7.800%
Class M1	30,351,000.00	30,351,000.00	1.0000000	0.00	209,674.83	0.00	0.0505	8.290%
Class M2	16,527,000.00	16,527,000.00	1.0000000	0.00	121,611.18	0.00	0.0275	8.830%
Class B	12,320,000.00	12,320,000.00	1.0000000	0.00	92,400.00	0.00	0.0205	9.000%

Certificates	-	-	-	-	301,527.51	-	-	-

Beginning Overcollateralization Amount	15,024,141.01
Overcollateralization Amount Increase (Decrease)	(0.01)
Outstanding Overcollateralization Amount	15,024,141.00
Overcollateralization Target Amount	15,024,141.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	2,993,902.15		80	3.12%
Delinquent Loans (60 Days)*	1,406,078.63		36	1.46%
Delinquent Loans (90+ Days)*	1,850,298.98		62	1.93%
REO	0.00		0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy

	Liquidation To-Date
Beginning Loss Amount	7,306,794.53
Current Month Loss Amount	281,007.17
Current Month Prinicpal Recovery	240,234.43
Net Ending Loss Amount	7,347,567.27	0.02

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	1,528,745.17
Current Month Net Principal Recovery Amount	240,234.43
Ending Net Principal Recovery Amount	1,768,979.60

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending CIA Balance to Seller	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Ending PFA Balance to Noteholders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Current Month Repurchases Units	10
Current Month Repurchases ($)	272,043.94